UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Titan Energy Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Nevada	3610	26-0063012
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

55800 Grand River Avenue, Suite 100
New Hudson, MI 48165
(248) 446-8557
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

James J. Fahrner
Chief Financial Officer
55800 Grand River Avenue, Suite 100
New Hudson, MI 48165
(248) 446-8557
(Name, address, including zip code and telephone number,
including area code, of agent for service)

As soon as practicable after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered(1)	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	11,789,020	$0.42	$4,951,388.40	$194.59

(1)
These shares were sold to investors in the Registrant’s Private Placement Offering, which closed on January 31, 2008. The Registrant offered units consisting of one (1) share of Series D Convertible Preferred Stock, one (1) Class A Warrant and one (1) Class B Warrant. Each share of Series D Convertible Preferred Stock is convertible into 10,000 shares of our common stock. Each Class A and Class B Warrant is convertible into 3,333 shares of our common stock at an exercise price of $1.20 and $1.40, respectively. The Private Placement Offering included broker warrants to purchase shares of our common stock at an exercise price of $1.25.

(2)
Represents the initial fixed price per share for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 (the “Act”). This is the average of the high and low trading price of our common stock on the OTCBB on April 28, 2008. Our shares are listed on the OTCBB and may be sold at prices relating to the prevailing market prices, at privately negotiated prices or through a combination of such methods, which may change from time to time and from offer to offer.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 30, 2008

Preliminary Prospectus

11,789,020 Shares of Common Stock

TITAN ENERGY WORLDWIDE, INC.

We are registering 11,789,020 shares (the “Shares”) of our common stock (the “Common Stock”) for resale by the selling stockholders identified in this prospectus, which are issuable to them upon conversion of Series D Preferred Stock (the “Preferred Stock”) held by them, and upon exercise of the Class A and Class B Warrants (the “Warrants”) held by them. The Preferred Stock and Warrants were sold to investors in a private placement offering which closed on January 31, 2008. The Shares will be offered from time to time (the “Offering”) for the account of the stockholders identified in the “Selling Stockholders” section of this prospectus.

Our Common Stock is listed on the Over-The-Counter Bulletin Board under the symbol “TEWI.” The closing price of our Common Stock on April 29, 2008 was $0.47. The Shares offered hereby may be sold at prices relating to the prevailing market prices, at privately negotiated prices, or through a combination of such methods, which may change from time to time and offer to offer. The expenses of the Offering are estimated at $64,199 and will be paid by us.

The securities offered through this prospectus involve a high degree of risk and should be purchased only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in or incorporated by reference in this Prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this offering, Titan Energy Worldwide, Inc., or the Shares offered hereby that is different from the information included in this Prospectus. If anyone provides you with different information, you should not rely on it.

The date of this Prospectus is _____________, 2008

i

SUMMARY

In this prospectus, “Titan Energy,” “the Company,” “we,” “us,” and “our,” refer to Titan Energy Worldwide, Inc., its business, operations and, unless otherwise indicated, its subsidiaries Titan Energy Development, Inc. and Stellar Energy Services, Inc. Unless otherwise indicated, the term “fiscal year” refers to our fiscal year ending December 31.

Overview

Titan Energy Worldwide, Inc., a Nevada corporation, was incorporated under the name “Global-Link Enterprises, Inc.”, in the state of Nevada on November 20, 1998. On February 4, 2000, the Company filed a Certificate of Name Change with the State of Nevada to “MLM World News Today, Inc.” which was granted on April 7, 2000. On August 6, 2002, the Company reverse split its shares on a one-for-one hundred basis, and on August 14, 2002, the Company amended its Articles of Incorporation to change its name to “Presidential Air Corporation.” On May 2, 2003, the Company’s name was changed to “Safe Travel Care, Inc.” In December 2006, the Company changed its name to “Titan Energy Worldwide, Inc.” and effected a reverse stock split of its shares on a one-to-50 basis. In August 2007, the Company effected a reverse split of its shares on a one-to-15 basis.

On August 31, 2005, the Company amended its Articles of Incorporation to authorize 25,000,000 shares of preferred stock, par value $0.0001 per share. It also designated 10,000,000 shares of Series A Preferred Stock. On August 1, 2007, the Company filed an amended Certificate of Designation for its Series A Preferred Stock to affect a Fifty (50) to One (1) reverse stock split of the issued and outstanding shares of the Series A Preferred Stock. The results of this amendment were to reduce the outstanding shares of Series A Preferred Stock at August 1, 2007 from 2,000,000 shares to approximately 40,000 shares. On August 13, 2007, the Company converted the Series A Preferred Stock to common stock according to the formulas set forth in the Certificate of Designation. Each share of Series A was converted 200:1 to Common Stock. This resulted in the issuance of 8,000,000 shares of Common Stock to the Company’s Chairman, Mr. Jeffrey Flannery, who was the only stockholder for the Series A Preferred Stock.

On October 1, 2007, the Company designated 10,000,000 shares of Series D Preferred Stock. This stock was sold to accredited investors between October 3, 2007 and January 31, 2008 as part of the Units the investors purchased in a private placement offering. A total of 657 units were sold in such private placement offering. These Units consisted of one share of Series D Preferred Stock, one Class A warrant and one Class B warrant. The offering price per Unit was $10,000. The Series D Preferred Stock is convertible into 10,000 shares of common stock (the “Conversion Shares”), assuming a conversion price of $1.00. Each Class A warrant entitles the holder to purchase 3,333 common shares at an exercise price of $1.20 and each Class B warrant entitles the holder to purchase 3,333 common shares at an exercise price of $1.40 (collectively, the “Warrant Shares:”).

The 11,789,020 Shares being registered and offered hereby consist of the aggregate of the Conversion Shares and the Warrant Shares referenced in the private placement offering above.

Business

The Company’s primary goal is to help its customers understand and solve their energy needs - whether that is providing back up power for mission critical operations, offering alternative energy solutions to help reduce utility costs, or supplying emergency utility systems for use in times of disaster. The focus is in the design, distribution, and service of energy systems for companies, municipalities, government and military agencies and residential customers.

The Company’s growth strategy is based on the following:

•	Aggressive marketing of the Sentry 5000™ through our distribution agreement with a national supplier and to military and government agencies;

•	Internal growth of our distribution and service operations in the Midwestern United States;

•	Expansion of our distribution territories through acquisition or partnerships with our manufacturers;

•	Promoting and enhancing the Titan Energy brand name and reputation.

The Company’s principal executive offices are located at 55800 Grand River Avenue, Suite 100, New Hudson, Michigan 48165 and our telephone number is (248)-446-8557. We have additional offices located at Next Energy Alternative Technologies Center, 461 Burroughs Street, Detroit, Michigan 48202 and at 6130 Blue Circle Drive, Suite 600, Minnetonka, Minnesota 55343.

The Offering

The 11,789,020 Shares being registered and offered hereby consist of the aggregate of the Conversion Shares and the Warrant Shares referenced in the private placement offering above.

Securities being offered	Up to 11,789,020 shares of common stock to be sold by holders of Warrant Shares and Conversion Shares. See “Selling Stockholders,” below.

Initial offering price	The selling stockholders will sell our common stock at prevailing market prices or privately negotiated prices.

Terms of the offering	The selling stockholders will determine when and how they will sell the common stock offered in this prospectus.

Risk factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

Common Stock issued and outstanding on a fully diluted basis before the Offering	27,227,187 shares of our Common Stock are issued and outstanding as of the date of this prospectus. All of the Common Stock to be sold under this prospectus will be sold by our existing stockholders

Common Stock issued and outstanding on a fully diluted basis after the Offering	27,227,187 shares

Use of Proceeds	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

You should carefully consider the risks described below, in addition to the risk factors and other information included or incorporated by reference into this prospectus, before buying common stock offered though this offering. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment.

RISK FACTORS

We will need additional capital to support our future growth.

We incurred a net loss for the fiscal year ended December 31, 2007 of $3,375,386, and at December 31, 2007, had an accumulated deficit of $21,046,215. We will need additional capital to continue our operations and will endeavor to raise funds through the sale of securities and revenues from operations. There can be no assurance that we will generate revenues from operations or be able to obtain sufficient capital on acceptable terms, if at all. Failure to obtain such capital or generate such operating revenues would have an adverse impact on our financial position and results of operations and our ability to continue as a going concern.

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our Common Stock could change in ways that may or may not be related to our business, our industry, or our operating performance and financial condition. In addition, the trading volume in our Common Stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our Common Stock include:

•	actual or anticipated quarterly variations in our operating results;

•	changes in expectations as to our future financial performance or changes in financial estimates, if any, of public market analysts;

•	announcements relating to our business or the business of our competitors;

•	conditions generally affecting our industry;

•	the success of our operating strategy; and

•	the operating and stock price performance of other comparable companies.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our Common Stock.

Our insiders and affiliated parties beneficially own a significant portion of our stock.

As of March 6, 2008, our executive officers, directors and affiliated parties beneficially owned approximately 52% of our Common Stock. As a result, our executive officers, directors and affiliated parties will have significant influence to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our articles of incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	affect the outcome of any other matter submitted to the stockholders for vote.

In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We do not expect to pay dividends to holders of our Common Stock in the foreseeable future. As a result, holders of our Common Stock must rely on stock appreciation for any return on their investment.

We do not anticipate paying cash dividends on our Common Stock in the foreseeable future. Any payment of cash dividends also will depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, holders of our Common Stock will have to rely on capital appreciation, if any, to earn a return on their investment in our Common Stock.

If securities analysts do not publish research or reports about our business or if they downgrade our stock, the price of our Common Stock could decline.

The trading market for our Common Stock may be affected by research and reports that industry or financial analysts may in the future publish about Titan or its business. Titan will not control these analysts. There are many large, well-established, publicly traded companies active in their industry and market, which means it will be less likely that Titan will receive widespread, if any, analyst coverage. Furthermore, if one or more of the analysts who in the future elect to cover Titan downgrades Titan’s Common Stock, Titan’s stock price would likely decline rapidly. If one or more of these analysts cease coverage of Titan, Titan could lose visibility in the market, which in turn could cause its stock price to decline.

In the event that Titan fails to timely file any periodic report filings with the SEC, the Common Stock may be de-listed from the Over-The-Counter Bulletin Board.

Pursuant to the Over-The-Counter Bulletin Board (“OTCBB”) rules relating to the timely filing of periodic reports with the SEC, any OTCBB issuer which fails to file a periodic report (Form 10-Qs or 10-Ks) by the due date of such report (notwithstanding any extension granted to the issuer by the filing of a Form 12b-25), three (3) times during any twenty-four (24) month period is automatically de-listed from the OTCBB. In the event an issuer is de-listed, such issuer would not be eligible to be re-listed on the OTCBB for a period of one-year, during which time any subsequent late filing would reset the one-year period of de-listing. If Titan is late in its filings three times in any twenty-four (24) month period and is de-listed from the OTCBB, the Common Stock may become worthless and investors may lose their entire investment.

The Common Stock may be subject to penny stock rules, which could affect trading.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00, subject to exceptions. The rules require that a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in connection with the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the liquidity of penny stocks. If Titan’s securities become subject to the penny stock rules, investors may find it more difficult to sell their Common Stock.

USE OF PROCEEDS

The selling stockholders will receive all proceeds from the sale of the shares of our Common Stock in this offering. We will not receive any of the proceeds from the sale of shares of our Common Stock by the selling stockholders. We will pay all expenses (other than transfer taxes) of the selling stockholders in connection with this offering.

DETERMINATION OF OFFERING PRICE

The public offering price will be determined by prevailing market prices. Our Common Stock is listed on the Over-The-Counter Bulletin Board under the symbol “TEWI.” The Shares offered hereby may be sold at prices relating to the prevailing market prices, at privately negotiated prices, or through a combination of such methods, which may change from time to time and offer to offers.

SELLING STOCKHOLDERS

An aggregate of 11,789,020 shares of common stock (the “Shares”) may be offered for sale and sold from time to time pursuant to this prospectus by the selling stockholders. The term “selling stockholder” includes the stockholders listed below and their transferees, pledgees, donees or other successors. We have agreed to register all of the Shares under the Securities Act for resale by the selling stockholders and to pay all of the expenses in connection with such registration and the sale of the Shares, other than selling commissions and the fees and expenses of counsel and other advisors to the selling stockholders. Sixty-three of the selling stockholders listed below purchased units in the Company’s Private Placement Offering which closed on January 31, 2008. Each Unit consisted of one (1) share of Series D Convertible Preferred Stock (the “Preferred Stock”), one (1) Class A Warrant (the “A Warrant”) and one (1) Class B Warrant (the “B Warrant” and, together with the A Warrant, the “Warrants”). Each A Warrant and B Warrant entitles the holder to purchase Three thousand, three hundred and thirty-three shares of Common Stock (the “Warrant Shares”). Holders of Preferred Stock may, at any time, convert their shares, in whole or in part, into shares of Common Stock (the “Conversion Shares”). Each one (1) share of Preferred Stock is convertible into 10,000 Conversion Shares.

Except as provided below, none of the selling stockholders has held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities, with the exception of James J. Fahrner, our Chief Financial Officer. Mr. Fahrner will not offer his shares for sale, although they will be registered.

The following table sets forth, for the selling stockholders to the extent known by us, the amount of our common stock beneficially owned, the number of shares of our common stock offered hereby and the number of shares and percentage of outstanding common stock to be owned after completion of this Offering, assuming all Shares offered hereby are sold. The number of Shares owned and the percentage ownership figures presented in this table assumes that (i) all shares of the Preferred Stock have been converted into common stock and (ii) all Warrants have been fully exercised.

Unless otherwise indicated, the selling shareholders have sole voting and investment power with respect to their shares of common stock. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. All of the information contained in the table below is based upon information provided to us by the selling stockholders, and we have not independently verified this information. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933.

The number of Shares outstanding and the percentages of beneficial ownership are based on 27,227,187 shares of our common stock issued and outstanding on a fully diluted basis as of April 30, 2008.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Total Number of Shares of Common Stock to Be Offered	Number of Shares to Be Owned after Completion of the Offering	Percentage of Shares to Be Owned after Completion of the Offering
Ahlering, Peter	0	41,666	0	*
Belcher, James F. (1)	105,042	99,996	105,042	*
Blackwell Living Trust, The	0	299,988	0	*
Boschung, Roger	0	41,666	0	*
Carr, Terry J.	0	33,332	0	*
Chadwick, Melvin	0	83,330	0	*
Chestnut Ridge Partners, LP	0	499,980	0	*
Churchill, Melissa L. and R. Sean	0	41,666	0	*
Cocchi, James V.	0	41,666	0	*
Culver, Lillard Wells	0	83,330	0	*
Dietrich, Gary J.	0	16,666	0	*
Donnino, Peter	0	166,660	0	*
Dumas, Timothy	0	41,666	0	*
Eberly, Glenn W.	0	41,666	0	*
Fahrner, James J. (2)	2,778	16,666	2,778	*
Garcia, Iris & Luis (1)	208,983	499,980	208,983	*
Eckhart Grohmann Revocable Trust of 1985	0	1,666,600	0	*
Halper, Laura & Halper, David	0	149,994	0	*
Hashim, Paul C. and Sharon L.	0	49,998	0	*
Hawkins, Rodney E.	0	41,666	0	*
Holt, George T. (1)	105,133	33,332	105,133	*
House, Mark	0	41,666	0	*
James W. Jensen Living Trust(1)	104,614	166,660	104,614	*
Kajs, Laddie		41,666	0	*
Kostic, Kathryn & Malicky, Eric(1)	52,154	41,666	52,154	*
Kuester, Dennis	0	83,330	0	*
Loftsgaarden, Craig(3)	164,215	66,664	164,215	*
Loftsgaarden, Kim J.(3)	230,802	33,332	230,802	*
Lovegreen, Vernon J (3)	115,033	83,330	115,033	*
Lunden III, Wallace (3)	131,467	83,330	131,467	*
M Peach Capital XXVI	0	83,330	0	*
Miller, Lyle & Kimberly	0	41,666	0	*
Moede, Peter H.	0	83,330	0	*
Mogan, Michael	0	49,998	0	*
O'Malley, Michael C.	0	16,666	0	*
Pustinger, Raymond A.	0	16,666	0	*
Ranft, Richard & Kathleen	0	41,666	0	*
Robert W. Baird & Co. Inc. TTEE FBO Jeffrey Loftsgaarden(3)	158,678	166,600	166,600	*
Rountree, Carl	0	1,666,600	0	*
Rowe Nominees	0	83,330	0	*

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Total Number of Shares of Common Stock to Be Offered	Number of Shares to Be Owned after Completion of the Offering	Percentage of Shares to Be Owned after Completion of the Offering
Rowland, James J.	0	166,660	0	*
Ryan, Charles & Ryan, Lidia	0	41,666	0	*
Sanders, Wallace R.	0	49,998	0	*
Sartorius, Brian M.	0	41,666	0	*
Schreiber, Mark	0	41,666	0	*
Smith, William Levi & Bonnie Jean	0	83,330	0	*
Solomon, Robert	0	83,330	0	*
Stephens, Mary Gene(1)	209,044	149,994	209,044	*
Stone, Arthur M. (1)	0	49,998	0	*
Taylor, Kenneth (1)	52,169	49,998	52,169	*
Trampe, Michael R.	0	49,998	0	*
VTL Investments, Ltd.	0	66,664	0	*
Waight, Jr., A.J.	0	83,330	0	*
Walker, Chris L.	0	166,660	0	*
Webb, Charles R. and Webb, Terry L.	0	83,330	0	*
Wells, Dwight D.	0	16,666	0	*
Wernecke, Jr., William A.	0	41,666	0	*
Wessel, R. William	0	41,666	0	*
Whitley Living Trust (1)	105,194	49,998	105,194	*
Wholesale Realtors Supply	0	2,499,900	0	*
Wood, Samuel F.	0	166,660	0	*
Zink, Timothy & Zink, Elizabeth	0	41,666	0	*
DeRosa, Kevin(4)	0	76,500	0	*
Guenther, Gregory(4)	0	5,000	0	*
Thompson, Monica(4)	0	1,000	0	*
Aman, Peter K.(4)	0	191,250	0	*
APS Financial Corporation(4)	0	191,250	0	*
Cannon, Jim(4)	0	25,928	0	*
Galter, Morrie(4)	0	4,468	0	*
Gautier, Paul(4)	0	29,077	0	*
Grizzle, Cameron(4)	0	24,375	0	*
Hersch, Robert(4)	0	2,283	0	*
Jaber, Azam(4)	0	7,050	0	*
Schroeder, Joe(4)	0	8,625	0	*
Valle, Ed(4)	0	6,683	0	*
Smith, Brian(4)	0	17,044	0	*
Scott, Torry(4)	0	19,373	0	*
Stone, Jeremy(4)	0	2,250	0	*
Barlett, Burton(4)	0	175,000	0	*
Belesis, Anastasios(4)	0	39,000	0	*

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Total Number of Shares of Common Stock to Be Offered	Number of Shares to Be Owned after Completion of the Offering	Percentage of Shares to Be Owned after Completion of the Offering
Molinaro, Michael(4)	0	11,000	0	*
Larrea, Javier(4)	0	2,344	0	*
TOTAL		11,789,020	1,753,228	6.44%
_________________________________
*	Less than one percent.
(1)	These individuals were part of the short-term debt financing during 2007, prior to the offering.
(2)
James J. Fahrner is the Chief Financial Officer of Titan Energy Worldwide, Inc. and will be subject to the provisions of Rule 144, which will not allow him to sell his shares until after January 31, 2008.

(3)	These individuals were part of the investment group that owned Titan Energy Development, Inc., which was acquired by the Company in July of 2006.
(4)	Represents shares underlying warrants issued to brokers in our 2007 private placement offering.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may offer and sell the shares of Common Stock offered by this prospectus from time to time in one or more of the following transactions:

•	in the over-the-counter market;

•	in transactions other than in the over-the-counter market (including negotiated transactions and other private transactions);

•	in short sales of the Common Stock, in transactions to cover short sales or otherwise in connection with short sales;

•	by pledge to secure debts and other obligations or on foreclosure of a pledge; or

•	in a combination of any of the above transactions.

The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions.

The selling stockholders may use broker-dealers to sell their shares or may sell their shares to broker-dealers acting as principals. If this happens, broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents, or both. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus.

The selling stockholders and any agent, broker, or dealer that participates in sales of Common Stock offered by this prospectus may be deemed “underwriters” under the Securities Act of 1933, and any commissions or other consideration received by any agent, broker, or dealer may be considered underwriting discounts or commissions under the Securities Act. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities in connection with the offering of the Shares arising under the Securities Act.

Instead of selling Common Stock under this prospectus, the selling stockholders may sell Common Stock in compliance with the provisions of Rule 144 under the Securities Act of 1933, if available.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the Shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay certain fees and expenses incident to the registration of the Shares. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier (i) the date that is two (2) years after the last day of the calendar month following the month in which the effective date of the registration statement occurs, (ii) the date when the selling stockholder may sell all securities registered under the registration statement under Rule 144 without volume or other restrictions or limits or (iii) the date the selling stockholders no longer own any of the securities registered under the registration statement.

DESCRIPTION OF SECURITIES BEING REGISTERED

Titan’s total authorized capital stock consists of 1,900,000,000 shares of all classes of stock, with 100,000,000 shares of blank-check preferred stock, par value $0.0001 per share, of which 10,000,000 are designated Preferred Series A Stock, 10,000,000 are designated Preferred Series B Stock, 10,000,000 are designated Preferred Series C Stock; and 10,000,000 are designated Preferred Series D Stock. 1,800,000,000 of these shares are designated Common Stock, par value $0.0001 per share.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of Titan, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of the Offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

Assuming the exercise of all Shares underlying the Class A and Class B Warrants are exercised and all the outstanding shares of the Series D Preferred Stock are converted into shares of Common Stock, approximately 27,227,187 shares of Common Stock will be issued and outstanding.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries, nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The legality of the common stock offered by this prospectus and certain legal matters in connection with this offering will be passed upon for us by our counsel; Gersten Savage LLP, located at 600 Lexington Avenue, New York, New York 10022.

The Company’s financial statements for the fiscal year ended December 31, 2007, have been audited by UHY LLP, Southfield, Michigan and the Company’s financial statements for the fiscal year ended December 31, 2006 have been audited by Gruber & Company, LLC, Lake St. Louis, Missouri, to the extent and for the periods set forth in their respective reports appearing in the Company’s Form 10K-SB for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission, and such financial statements are incorporated by reference herein in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

INFORMATION WITH RESPECT TO THE REGISTRANT

Pursuant to instruction General Instruction VII to Form S-1, the following Items are incorporated by reference to the information provided in the Company’s Form 10K-SB for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (the "Commission") on March 31, 2008:

Item 11.

(a)	Description of Business;

(b)	Description of Property;

(c)	Legal Proceedings;

(d)	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters;

(e)	Financial Statements;

(f)	Management’s Discussion and Analysis of Financial Condition and Results of Operations;

(g)	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure;

(h)	Directors and Executive Officers;

(i)	Executive Compensation;

(j)	Security Ownership of Certain Beneficial Owners and Management; and

(k)	Transactions with Related Persons, Promoters and Certain Control Persons.

MATERIAL CHANGES

There have been no material changes in the Company’s affairs since the end of the fiscal year ended December 31, 2007, other than those described in a Current Report on Form 8-K, filed with the Commission on April 17, 2008.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed by the Company with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Form 10-KSB, containing Audited Financial Statements, for the Registrant's fiscal year ended December 31, 2007, filed with the Commission on March 31, 2008; and

(b)	The Registrant's Current Report on Form 8-K, filed with the Commission on April 17, 2008.

The Company will provide to each person, including any beneficial owner, to whom a Prospectus is delivered, a copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus, without charge upon written or oral request. Requests should be addressed to: James J. Farhner, Chief Financial Officer, Titan Energy Worldwide, Inc., 55800 Grand River Avenue, Suite 100, New Hudson, Michigan 48165, (248)-446-8557. The incorporated documents may also be accessed at: http://www.titanenergy.com/InvestorRelations.cfm.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES

The Nevada Revised Statutes and Titan’s Articles of Incorporation allow Titan to indemnify its officers and directors from certain liabilities and its Bylaws state that it shall indemnify every (i) present or former Director, advisory director or officer of Titan, (ii) any person who while serving in any of the capacities referred to in clause (i) served at its request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Titan’s Bylaws provide that it shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in Titan’s best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Except as provided above, the Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of no lo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

Reports filed with the SEC pursuant to the Exchange Act, including current reports, annual and quarterly reports, and other documents filed by Titan can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Titan’s filings are also available on the SEC’s Internet site (http://www.sec.gov).

Until [____], all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TITAN ENERGY WORLDWIDE, INC.

11,789,020 SHARES
OF COMMON STOCK

PROSPECTUS

____________________, 2008

PART II

Item 13. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$194.59
Transfer Agent Fees	$1,000.00
Accounting fees and expenses	$3,000.00
Legal fees and expenses	$50,000.00
Edgar filing and printing fees	$10,000.00
TOTAL	$64,194.59

All amounts other than the Commission’s registration fee are estimates.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

The Nevada Revised Statutes and Titan’s Articles of Incorporation allow Titan to indemnify its officers and directors from certain liabilities and its Bylaws state that it shall indemnify every (i) present or former Director, advisory director or officer of Titan, (ii) any person who while serving in any of the capacities referred to in clause (i) served at its request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Titan’s Bylaws provide that it shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in Titan’s best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Except as provided above, the Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee’s official capacity, or (b) found liable to us. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of no lo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above. An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom. Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys for the Indemnitee. The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

The indemnification provisions described above provide coverage for claims arising under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Titan pursuant to Titan’s Articles of Incorporation, Bylaws, the Nevada Revised Statutes, or otherwise, Titan has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On December 30, 2005, Mr. Flannery, our current Chairman purchased a total of 2,000,000 shares of the Company’s Series A Preferred stock, being all of the issued and outstanding shares of such stock. All of the preferred shares issued to Mr. Flannery bore a legend restricting their disposition as required by the Securities Act of 1933, as amended. The shares were issued to Mr. Flannery in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Mr. Flannery took his securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the purchase of our shares. Our securities were sold to Mr. Flannery with whom we had a direct personal preexisting relationship, and after a thorough discussion. On August 13, 2007, each share of Series A Preferred Stock was converted 200:1 to Common Stock. This resulted in the issuance of 8,000,000 shares of Common Stock to Mr. Flannery.

On January 31, 2008 (the “Final Closing Date”), the Company closed on approximately $6.5 million of its $10 million private placement that commenced in October 2007 (the “Private Offering”). In the Private Offering, the Company offered units (the “Units”) consisting of:

•	one (1) share of Series D Convertible Preferred Stock (the “Preferred Stock”);

•	one (1) Class A Warrant (the “A Warrant”); and

•	one (1) Class B Warrant (the “B Warrant”)

The A Warrant and the B Warrant are immediately detachable from the Preferred Stock.

The Company used part of the net proceeds from the Private Offering to retire approximately $3.8 million in debt and it plans to use the remainder to potentially acquire one or more targeted companies, and to provide inventory and operational funds.  The Company also used part of the net proceeds to purchase warrants of 1,050,000 shares of common stock at $0.12 per share.

The Private Offering was not registered under the Securities Act , but was made in reliance upon the exemptions from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, insofar as such securities were issued only to “accredited investors” within the meaning of Rule 501 of Regulation D.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
3.1*	Articles of Incorporation, filed with the Nevada Secretary of State on November 20, 1998.

3.2*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on February 4, 2000.

3.3*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on February 14, 2001.

3.4*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on August 14, 2002.

3.5*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on September 4, 2002.

3.6*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on October 15, 2002.

3.7*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on May 2, 2003.

3.8*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on August 31, 2005.

3.9*	Amended and Restated Articles of Incorporation, filed with the Nevada Secretary of State on June 2, 2006.

3.10*	Amended and Restated Articles of Incorporation, filed with the Nevada Secretary of State on December 26, 2006.

3.11*	Bylaws

4.1*	Certificate of Designation establishing our Series A Preferred Stock, filed August 31, 2005.

4.2*	Certificate of Designation establishing our Series D Preferred Stock filed February 26, 2008.

5.1	Legal opinion of Gersten Savage LLP

10.1*	Agreement and Plan of Merger with Titan Energy Development, Inc., dated July 21, 2006

10.2*	Stock Purchase and Exchange Agreement with Stellar Energy Services, Inc., dated December 28, 2006

10.3*	Employment Agreement dated January 1, 2007 between Titan and Thomas Black

10.4*	Employment Agreement dated May 1, 2007 between Titan and James Fahrner

16*	Letter Regarding Change of Certifying Accountant (incorporated by reference to Titan’s Form 8-K/A filed on August 6, 2007).

21	Subsidiaries

23.1	Consent of UHY LLP, Independent Registered Accounting Firm

23.3	Consent of Gersten Savage LLP (Reference is made to Exhibit 5.1)
________________________
*Previously filed.

FINANCIAL STATEMENT SCHEDULES

The financial statement schedules are omitted because they are inapplicable or the requested information is shown in our financial statements or related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hudson, State of Michigan on April 30, 2008.

TITAN ENERGY WORLDWIDE, INC.

By:	/s/ John M. Tastad
John M. Tastad
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ John M. Tastad	Principal Executive Officer, and Director	April 30, 2008
John M. Tastad

/s/ Thomas Black	President, Chief Operating Officer, Secretary and Director	April 30, 2008
Thomas Black

/s/ James J. Fahrner	Principal Financial Officer and Director	April 30, 2008
James J. Fahrner

/s/ Jeffrey W. Flannery	Director and Chairman	April 30, 2008
Jeffrey W. Flannery

EXHIBIT INDEX

Exhibit No.	Description
3.1*	Articles of Incorporation, filed with the Nevada Secretary of State on November 20, 1998.

3.2*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on February 4, 2000.

3.3*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on February 14, 2001.

3.4*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on August 14, 2002.

3.5*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on September 4, 2002.

3.6*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on October 15, 2002.

3.7*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on May 2, 2003.

3.8*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State on August 31, 2005.

3.9*	Amended and Restated Articles of Incorporation, filed with the Nevada Secretary of State on June 2, 2006.

3.10*	Amended and Restated Articles of Incorporation, filed with the Nevada Secretary of State on December 26, 2006.

3.11*	Bylaws

4.1*	Certificate of Designation establishing our Series A Preferred Stock, filed August 31, 2005.

4.2*	Certificate of Designation establishing our Series D Preferred Stock filed February 26, 2008.

5.1	Legal opinion of Gersten Savage LLP

10.1*	Agreement and Plan of Merger with Titan Energy Development, Inc., dated July 21, 2006

10.2*	Stock Purchase and Exchange Agreement with Stellar Energy Services, Inc., dated December 28, 2006

10.3*	Employment Agreement dated January 1, 2007 between Titan and Thomas Black

10.4*	Employment Agreement dated May 1, 2007 between Titan and James Fahrner

16*	Letter Regarding Change of Certifying Accountant (incorporated by reference to Titan’s Form 8-K/A filed on August 6, 2007).

21	Subsidiaries

23.1	Consent of UHY LLP, Independent Registered Accounting Firm

23.3	Consent of Gersten Savage LLP (Reference is made to Exhibit 5.1)
________________________
*Previously filed.